Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., May 1, 2018 - Union Bankshares Corporation has declared a quarterly dividend of $0.21 per share.  The dividend amount is the same as the prior quarter’s dividend and is a $0.01, or 5%, per share increase from the prior year’s quarterly dividend level.

Based on the stock’s closing price of $38.45 on April 27, 2018, the dividend yield is approximately 2.2%.  The dividend is payable on May 25, 2018 to shareholders of record as of May 11, 2018.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 150 branches, 39 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 216 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Union Bank & Trust also operates Shore Premier Finance, a specialty marine lender. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

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